Exhibit 10.20

April 29, 2016

Roy Bagattini

Dear Roy,

This letter sets forth the terms of our offer to you for the role of Executive Vice President & President, Levi Strauss Americas, reporting to me. This position is based in San Francisco.

Contingencies

This offer is contingent upon your ability to obtain and maintain the proper authorization to work in the United States. The Company will sponsor and assist you in filing a visa application. Included in this application will be a dependent visa that will enable your immediate family to accompany you to live in the United States. You are responsible for providing accurate documentation in a timely manner in order to obtain and maintain any documents which are required for entry and to perform work in the United States including but not limited to: entry visas or permits, work visas or permits, security permits or passes, and any other document(s) required to allow you to enter, remain and work in the United States.

Start Date

The Start Date of your new role is June 1, 2016. Your Start Date is subject to your receipt of a valid work permit and our receipt from you of a signed copy of this letter.

Salary

Effective on your Start Date, your annual salary will be $750,000 paid in USD.

Transition Bonus

You will receive a one-time contingent transition bonus of $1,000,000 (less applicable taxes) paid within 30 days of your Start Date. The bonus is offered in anticipation of the contributions you will make to our business over time and is intended to assist with your transition to the United States. Your entitlement to retain the full amount of the bonus is contingent on the following terms and conditions:

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In the event that you resign your employment or you are terminated For Cause (as defined below) at any time before completing at least twenty-four (24) months of employment, you will be required to repay a prorated portion of the bonus payment based on the number of completed months of active employment during the twenty- four (24) month repayment period. For example, if you were to resign your employment after completing 6 months and 15 days following the payment date, you will be required to repay 75% or $750,000. Any repayment will be due within ninety (90) days of your last day of employment. For Cause is defined as: (1) insubordination and/or failure to follow specific directions from your leadership team; (2) theft, fiscal mismanagement, or related improper conduct; (3) misrepresentation; (4) criminal activity of any type; (5) breach of the LS&Co. Worldwide Code of Business Conduct; or (6) gross negligence related to the performance of your work, and related reasons.

We have enclosed our standard Bonus Acknowledgment and Payback Agreement.

Annual Incentive Plan

You will continue to participate in our Annual Incentive Program (AIP). Under the current program, your annual target bonus will continue to be 80% of your base salary. Depending on results, your actual bonus, if any, may be higher or lower and can reach a maximum of 160% of your base salary. Bonuses for fiscal 2016 are scheduled for payment in February 2017 and you must be employed by LS&Co. on the payment date.

LS&Co. has the right to modify the program at any time. Management discretion can be used to modify the final award amount. Bonus payments are subject to supplemental income tax withholding.

Long-Term Incentives

You continue to be eligible for long-term incentive award(s), which give you the opportunity to share in LS&Co.’s success over time. Subject to Board approval in July 2016 and the provisions of the LS&Co.’s equity incentive plan for fiscal 2016, you will also receive a special one-time grant of Stock Appreciation Rights (SARs) with a grant date target value of $1,750,000. The strike price will be equal to the fair market value of LS&Co. stock as determined by a third party valuation firm and approved by the Board of Directors in July 2016. 60% of the total award is time-based and will vest 25% after the first year and monthly thereafter for years two through four. Subject to achievement of performance goals, the remaining 40% of the award is performance-based and will vest 100% after the end of year three. In any event, you must be employed on the vesting dates.

Management discretion can be used to modify the final award amount. Payments are subject to supplemental income tax withholding.

Benefits

The offer also includes participation in our U.S. benefits program. There are a number of benefit options available to you in the areas of health care and life insurance, as well as our long-term savings programs which provide important tax advantages for your savings.

You are eligible to participate in the executive perquisite programs associated with a position at your level that includes reserved parking, Executive Medical Exams for you and your spouse, and a cash allowance of $15,000 (paid 50% in January and June). You will receive your first payment of $7,500 in June 2016.

You are eligible to accrue four (4) weeks of TOPP (Time Off with Pay Program) under our program.

Relocation

You are eligible to receive relocation benefits to facilitate your move to the San Francisco area. A Relocation Manager at Ernst & Young (“EY”) will contact you to provide information about your benefits and explain Levi Strauss & Co. relocation process and the level of service that we provide. During your relocation, it will be necessary for you to be in contact with a variety of external service providers who will assist you with your move. If there are questions that arise during the process, you may reach out to your Relocation Manager.

In the event that you separate from the company for any reason other than layoff before completing 24 months in your new role, you will be required to repay all or part of the company financed relocation assistance you received. Any such repayment may be deducted in whole or in part from any final payments due to you. A Relocation Payback Agreement is enclosed and must be signed and returned to the Company before any relocation benefits are delivered.

Tax Equalization

For calendar years 2016 and 2017, your Company compensation will be subject to the Company’s Tax Equalization policy. The philosophy of Tax Equalization is that you pay approximately the same amount of tax you would have paid had you remained in Singapore. This can include federal, state, provincial, township and social program taxes but does not include real estate property taxes. Any incremental tax liability in the United States for earnings and benefits related to your employment with the Company arising during 2016 and 2017 will be paid by the Company. You will be solely responsible for all U.S. and other incremental taxes related to personal assets and earnings.

The Company, through EY, provides and directly pays for tax consultation and tax preparation services. Singapore and United States tax returns will be prepared by EY at the expense of the Company. You are expected to cooperate with EY in furnishing timely, complete and accurate information necessary to prepare the tax returns. In addition, you are required to sign all documents necessary to implement the tax payment and equalization process (e.g., loan agreement, tax procedures memo). Should you choose to use your own tax service provider; the Company will NOT reimburse you for the fees of your own tax service provider.

If you exercise and/or sell equity, sell any real estate or experience any change in personal income, you are advised to notify EY within 30 days in advance, so that appropriate tax planning can be arranged. After 2017, you are solely responsible for your taxes without any tax equalization assistance from the Company. The one exception is any earned AIP payout for fiscal 2017 that is paid in the first quarter of fiscal 2018 will also be tax equalized.

Please contact Scott White, VP of Total Rewards, if you have questions about our incentive programs, benefits, or tax equalization policy.

Worldwide Code of Business Conduct

LS&Co.’s Worldwide Code of Business Conduct (WCOBC) sets out basic principles to guide all employees of the Company on how LS&Co. conducts business, while at the same time providing helpful guideposts for behavior while on the job. Compliance with the WCOBC is a fundamental condition of employment, and employees are required to sign a Statement of Commitment agreeing to abide by the principles set forth in the document. LS&Co.’s WCOBC is available for review on our website at http://www.levistrauss.com/careers/culture.

Non-Solicitation of Employees

In order to protect Confidential Information (as defined in the enclosed “Employee Invention and Confidentiality Agreement”), you agree that so long as you are employed by LS&Co., and for a period of one year thereafter, you will not directly or indirectly, on behalf of yourself, any other person or entity, solicit, call upon, recruit, or attempt to solicit any of LS&Co.’s employees or in any way encourage any

LS&Co. employee to leave their employment with LS&Co. You further agree that you will not directly or indirectly, on behalf of yourself, any other person or entity, interfere or attempt to interfere with LS&Co.’s relationship with any person who at any time was an employee, consultant, customer or vendor or otherwise has or had a business relationship with LS&Co.

Non-Disparagement

You agree now, and after your employment with the LS&Co. terminates not to, directly or indirectly, disparage LS&Co., its business activities, or any of its directors, managers, officers, employees, affiliates, agents or representatives to any person or entity.

At-Will Employment

LS&Co. expects your association with the company will be mutually beneficial. Nonetheless, LS&Co. is an “at-will employer,” which means you or LS&Co. can terminate your employment at LS&Co. at any time with or without cause, and with or without notice. Only the President & CEO or Senior Vice President & CHRO can authorize an employment agreement to the contrary and then such employment agreement must be in writing.

Please note that except for those agreements or plans referenced in this letter and attachments, this letter contains the entire understanding of the parties with respect to this offer of employment and supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) with respect to this offer of employment. Please review and sign this letter and the enclosed agreements, including the Employee Invention and Confidentiality Agreement. We must receive your signed letter and all executed agreements before or on your first day of employment. You may keep one original for your personal records.

Roy, we are very excited about you taking on this new role. We are confident that you will make a valuable contribution to LS&Co.’s business in the Americas.

Sincerely,

/s/ Chip Bergh

Chip Bergh

President & Chief Executive Officer

Signed:

/s/ Roy Bagattini	May 2, 2016
Roy Bagattini	Date